Exhibit 10.11

DATED 19 AUGUST 2014

STARBOARD HOLDING CO. (the “Seller”)

-and-

LR HOLDING LIMITED (the “Buyer”)

SHARE PURCHASE AGREEMENT

INDEX

CLAUSE DESCRIPTION

1.	INTERPRETATION
2.	CONDITIONS
3.	SALE AND PURCHASE AND WAIVER OF PRE-EMPTION RIGHTS
4.	CONSIDERATION
5.	COMPLETION
6.	CONDUCT OF CLAIMS
7.	CONFIDENTIALITY AND ANNOUNCEMENTS
8.	WARRANTIES
9.	INDEMNITY
10.	FURTHER ASSURANCE
11.	ASSIGNMENT
12.	ENTIRE AGREEMENT
13.	VARIATION AND WAIVER
14.	COSTS
15.	NOTICE
16.	LIABILITY
17.	SEVERANCE
18.	AGREEMENT SURVIVES COMPLETION
19.	THIRD PARTY RIGHTS
20.	SUCCESSORS
21.	COUNTERPARTS
22.	LANGUAGE
23.	GOVERNING LAW AND JURISDICTION
24.	SUBJECTS (BUYER’S BOD APPROVAL/RAISED EQUITY)
25.	BAREBOAT CHARTERER’S CONSENTS
26.	COMMISSION

•	SCHEDULE 1- PARTICULARS OF THE COMPANIES

•	SCHEDULE 2 -CONDITIONS

•	SCHEDULE 3 - PRE-COMPLETION UNDERTAKINGS

•	SCHEDULE 4 -COMPLETION

•	PART 1- WHAT THE SELLER SHALL DELIVER TO THE BUYER AT COMPLETION

•	PART 2- WHAT THE BUYER SHALL DELIVER TO THE SELLER AT COMPLETION

•	PART 3- MATTERS FOR THE BOARD MEETINGS AT COMPLETION

•	SCHEDULE 5- SELLER’S WARRANTIES

•	SCHEDULE 6- CONDUCT OF CLAIMS

•	SCHEDULE 7- RETAINED CLAIMS

•	SCHEDULE 8 - BAREBOAT CHARTER

THIS AGREEMENT is made on 19 August, 2014

BETWEEN

(1)                                 STARBOARD HOLDINGS CO. incorporated and registered in The Republic of the Marshall Islands with company number 31658 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH 96960 (the “Seller”); and

(2)                                 LR HOLDING LIMITED incorporated and registered in The Republic of the Marshall Islands the with company number 70401 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH 96960 (the “Buyer”).

WHEREAS

(A)                               Pasha Finance Inc. is a corporation incorporated in The Republic of the Marshall Islands and is authorised to issue 100 registered shares of no par value all of which have been issued and have been fully paid and non-assessable and are represented by share certificate no. 6 (the “Pasha Share”).

(B)                               Further particulars of the Company (as defined below) at the date of this Agreement are set out in Part A of Schedule 1.

(C)                               The Seller has agreed to sell the Pasha Share and the Buyer has agreed to buy the Pasha Share subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.                                           INTERPRETATION

1.1                              The definitions and rules of interpretation in this Clause apply in this Agreement.

“Accounts” means the unaudited management accounts of the Companies as at and to the Completion Date, comprising the individual accounts of the Companies including in each case a balance sheet and profit and loss account, which the Seller shall prepare (in accordance with International Financial Reporting Standards (IFRS),) for the purpose of calculating the Working Capital Amount (if any) or for Buyer’s auditing purposes as the case may be in accordance with standard internal policies and procedures for internal management reporting purposes and on the same basis as that adopted in preparing management accounts in relation to the Company’s Group in the last two years, provided that such accounts shall fully reflect all costs associated with the removal prior to Completion of any conditions of class imposed by the Classification Society in respect of the Vessel (whether such costs are incurred prior to the Completion). No off balance sheet arrangements should exist at the Completion Date.

“Agreement” means this agreement together with any Schedules and documents appended hereto and includes any amendment and variation thereof in accordance with its terms;

“Bank Loans” means any and all amounts due in respect of the Loan Agreement;

“Bareboat Charter or Charter” means the bareboat charter party entered into in respect of the Vessel between the Company as owner and the Bareboat Charterer as charterer, a full copy of which is attached in Schedule 8 of this Agreement;

“Bareboat Charterer” means, “BB Cape Talara Shipping Company Limited”, of Trust

Company Limited, Trust Company Complex, Ajeltake Island, Majuro guaranteed by Schoeller Holdings Ltd. of Dodekanison Str., 4043 Limassol / PO Box 51624, CY3507, Limassol, Cyprus.

“Books and Records” means minutes books, stock books, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, excluding finance and tax books, records and files (or copies thereof) necessary for Seller to comply with the IFRS financial reporting framework and its tax obligations.

“Business” means the business of the Company, namely the ownership of the Vessel engaged in the transportation of a broad range of clean and dirty oil products;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in Athens, London and New York are open for business;

“Buyer’s Account” means the Buyer’s account to be nominated by the Buyer prior to the Completion Date.

“Buyer’s Warranties” means the warranties set out in Clause 8.5;

“Cape Talara” means motor vessel Cape Talara (IMO number:9569994)

“Cash In Account” means the aggregate of any cash standing to the credit of the accounts of the Company at Completion;

“Claim” has the meaning set out in Clause 6;

“Classification Society” means the classification society in respect of the Vessel, details of which are set out in Part B of Schedule 1;

“Commission” means the lump sum of United States Dollars Two Hundred Thousand (US$ 200,000) due and payable to Messrs. Carriers Chartering Corp. of Athens, Greece, latest within seven (7) Business Days post Completion, such amount to be billed and split equally between the Seller and the Buyer;

“Company” means Pasha Finance Inc.;

“Completion” means completion of the sale and purchase of the Pasha Share in accordance with this Agreement;

“Completion Date” means the date on which Completion occurs;

“Conditions” means the conditions set out in Schedule 2;

“Delivery Period” means the period between 30 September, 2014 to 31 October, 2014 during which Completion should occur, in Seller’s option.

“Director” means a director of any of the Companies, whose name is set out in Part A of Schedule 1;

“Disclosed” means fairly disclosed in:

(a)                                 the Disclosure Letter; or

(b)                                 in writing to any of Stamatis Molaris, Natalia Athanasiou, Stewart Crawford, Nikos Arkadis, Andreas Makris and Theodore Kokkinis on or before the date of this Agreement and Completion (as applicable) ;

“Disclosure Letter” means the confirmation letter accompanied with a full set of documents and information in respect of the Company and the Business made available by the Seller to the Buyer and the Buyer’s Representatives duly executed by an authorized signatory of the Company (including, for the avoidance of doubt, any written responses made available to the Buyer and the Buyer’s Representatives to Completion);

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, option, right of first refusal, right of pre-emption or any other security interest granted to any third party having a similar effect to any of them (or an agreement or commitment to create any of them);

“Group” means, in relation to a company, that company, any company which is a holding company or a subsidiary of it and any other subsidiaries of any such holding company; and each company in a group is a member of the group. Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time;

“Hires in advance” means the amount of any advance charter hire payments received by the Seller (through the Company) prior to Completion in respect of the Vessel for any period on or after the Completion Date (including, for the avoidance of doubt, communications, victualling and entertaining charges), such amount to be agreed in writing between the Seller and the Buyer prior to Completion;

“holding company” and “subsidiary” means a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act 2006;

“Indemnity” has the meaning given to it in Clause 9;

“Initial Purchase Price” means an amount equal to:

(a)                   US$ THIRTY NINE FIVE HUNDRED MILLION (US$ 39,500,000) plus

(b)              any Cash in Account;

“Intellectual Property” means any business names, trading names, trademarks, logos or other intellectual property;

“IPO” means the initial public offering to be effected by the Issuer, subject to various conditions, in a securities exchange, including but not limited to relevant proceeds;

“Issuer” means Product Shipping Limited a company incorporated and registered in the Republic of the Marshall Islands with company number 69474 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH96960

“Loan Agreement” means the Loan Agreement dated 21 May 2008, (as amended and supplemented) and made between inter alia Pasha Finance Inc and HSH Nordbank AG as swap and issuing bank and documentary agent and Piraeus Bank A.E. as Account Agent and Bank of Cyprus;

“Long-stop Date” means 31 October, 2014 or such later date as the Seller and the Buyer may agree in writing;

“Material Adverse Change” means any change, development, effect, fact or circumstance occurring after the date of this Agreement and prior to or on the Completion Date that has had or will in all likelihood have a material adverse effect on the Business, position (financial, trading or otherwise) or prospects of any of the Company, including a material adverse change in the condition of the Vessel or the suspension or revocation of any license or approval which is necessary for the operation of the Business of the Company and/or any material breach of the Seller’s Warranties in paragraphs 1 and 5.2(a) of Schedule 5 and/or any material breach of the Pre-Completion Undertakings;

“MoA” has the meaning set out in Schedule 2;

“Pasha Share” has the meaning given to it in Recital A;

“Pasha Finance Inc.” means a company incorporated and registered in the Republic of the Marshall Islands with company number 27365 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH96960

“Pre-Completion Undertakings” means the undertakings given by the Seller as detailed in Schedule 3;

“Proceedings” has the meaning set out in Schedule 6;

“Purchase Price” means an amount equal to:

(a)              the Initial Purchase Price; and

(b)              either (i) less the Working Capital Amount (if the Working Capital Amount is negative); or (ii) plus the Working Capital Amount (if the Working Capital Amount is positive);

“Representatives” means all representatives of a Party including employees, directors, agents, advisors, attorneys, solicitors, accountants, counsels, consultants, potential investors, lending institutions and other representatives;

“Retained Assets and Liabilities” means any and all trade accounts receivable and all P&I crew medical claims receivable held by the Company as at Completion together with the specified insurance claims, claims by the Companies and claims against the Companies as set out in Schedule 7;

“Retained Group” means the Seller and other members of the Seller’s Group (other than the Company);

“Seller’s Account” means together the bank account(s) to be advised/nominated by the Seller prior to the Completion Date;

“Seller’s Warranties” means the warranties set out in Schedule 5;

“Tax” or “Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether in Greece or in any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto;

“Taxation Authority” means the Inland Revenue Authority of Greece and any other governmental or other authority whatsoever competent to impose any Tax, whether in Greece or elsewhere;

“Third Party Claim” has the meaning set out in Schedule 6;

“Transaction” means the transaction contemplated by this Agreement or any part of that transaction;

“US$” means the lawful currency of the United States of America;

“Vessel” means the motor vessel Cape Talara;

“Working Capital” means the aggregate net assets of the Companies at the date of Completion excluding the Vessel, the Hires in Advance, the Cash In Account, the Retained Assets and Liabilities and the Bank Loans; and

“Working Capital Amount” means the amount of Working Capital calculated by reference to the Accounts as at the date of Completion.

1.2                               Clause and Schedule headings do not affect the interpretation of this Agreement.

1.3                               A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assignees.

1.4                               Unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular.

1.5                               Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.6                               Subject to Clause 11, a reference to any Party shall include that Party’s personal representatives, successors and permitted assigns.

1.7                               A reference to a company shall include any company, corporation or other body corporate wherever and however incorporated or established.

1.8                               A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re enacts and subordinates legislation for the time being in force made under it. Provided that, as between the Parties, no such amendment or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party.

1.9                               Writing or written includes fax and e-mail.

1.10                        References to Clauses and Schedules are to the clauses and schedules of this Agreement; references to Paragraphs are to paragraphs of the relevant Schedule.

1.11                        Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

1.12                        Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, defamation, phrase or term preceding those terms.

1.13                        Unless the context otherwise requires, a time of day is a reference to Athens and/or London time.

2.                                      CONDITIONS

2.1                               Completion of this Agreement is subject to the Conditions being satisfied or waived in accordance with the terms of this Agreement.

2.2                               If any of the Conditions (except for the condition stipulated in section 7 of Schedule 2) have not been satisfied or waived by the Long-stop Date and the Buyer notifies the Seller in writing on or after the Long-stop Date that it wishes to terminate this Agreement, then this Agreement (except for the provisions set out in Clause 2.3) shall terminate with effect from the date of the relevant notification and the Seller shall indemnify the Buyer and keep it indemnified against all claims, damages, losses, costs (including legal and other professional costs reasonably incurred) and liabilities whatsoever, which may arise directly out of or be occasioned or suffered in consequence of, or in connection with, the above termination.

2.3                               The following provisions shall continue to have effect, notwithstanding termination of this Agreement in accordance with Clause 2.2:

(a)                                      Clause 1;

(b)                                      Clause 2.2 and Clause 2.3;

(c)                                       Clause 7

(d)                                      Clause 12;

(e)                                       Clause 13;

(f)                                        Clause 14;

(g)                                       Clause 15;

(h)                                      Clause 21;

(i)                                          Clause 22; and

(j)                                         Clause 23.

2.4                               The Seller shall procure that all the Conditions are satisfied as soon as practicable after the date of this Agreement and in any event no later than the Long-stop Date.

2.5                               The Buyer and the Seller (including the Bareboat Charterer in accordance with the provisions of Clause 25) shall cooperate fully in all actions necessary to procure the satisfaction of the Conditions, the Pre-Completion Undertakings including, but not limited to, the provision of all information reasonably necessary to make any notification or filing or as requested by any relevant authority, obtain the required Consents as provided in Clause 25, keeping the other Party informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

2.6                               The Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive any of the Conditions (or make them conditions subsequent as the case may be) in relevant paragraphs of Schedule 2.

2.7                               Pending Completion or the earlier termination of this Agreement in accordance with its terms, the Seller shall comply with the Pre-Completion Undertakings.

3.                                      SALE AND PURCHASE AND WAIVER OF PRE-EMPTION RIGHTS

3.1                               On the terms of this Agreement and subject to the Conditions, the Seller shall sell, and the Buyer shall buy, with effect from Completion, the Pasha Share with full title guarantee and free from Encumbrances together with all rights that attach (or may in the future attach) to it including, in particular, the right to receive all dividends and distributions declared, made or paid after the Completion Date. For the avoidance of doubt the Seller is entitled to distribute any dividend accumulated by the Company prior to the Completion Date.

3.2                               The Seller waives any right of pre-emption or other restriction on transfer in respect of the Pasha Share conferred on it under the articles of incorporation of the Company or otherwise.

3.4                               Nothing in this Agreement shall operate as an agreement to transfer or shall transfer any right, title or interest in and to any Intellectual Property owned or licensed by the Seller or the other members of the Retained Group and the Buyer shall procure that after Completion neither any member of the Buyer’s Group nor any member of the Companies’ Group(s) shall use any such Intellectual Property owned or licensed by the Seller or any other member of the Retained Group, other than the name of the Vessel under the Charter.

4.                                      CONSIDERATION

The consideration for the sale of the Pasha Share shall be the payment of the Purchase Price in cash in accordance with the terms of this Clause 4.

4.1                               The Purchase Price shall be payable as follows:

(a)              the Initial Purchase Price shall be payable on Completion in accordance with Clause 5; and

(b)              such further payment or adjustment payment as is provided for under Clause 4.8 shall be made by the Buyer to the Seller or by the Seller to the Buyer (as the case may be) in accordance with the provisions of this Clause 4 and all related subsections..

4.2                               If this Agreement is not completed in accordance with its terms on the Completion Date as a result of either:

(a)              the Seller’s non-compliance with the terms of this Agreement (as applicable); or

(b)              the Conditions set out in Schedule 2 (save section 7) not being satisfied or waived, the Buyer shall have the right, but not the obligation, to terminate this Agreement. In the event that Buyer decides in its absolute discretion to terminate this Agreement, the Seller shall indemnify the Buyer and keep it indemnified against all claims, damages, losses, costs (including legal and other professional costs reasonably incurred) and liabilities whatsoever, which may arise directly out of or be occasioned or suffered in consequence of, or in connection with, the above termination.

4.3                               The Seller shall prepare the Accounts and shall calculate and notify the Buyer of the Working Capital Amount (together with a copy of the Accounts) within one week of Completion. The Buyer shall be entitled to review the Accounts and the calculation of the Working Capital Amount and shall be entitled to appoint a third party auditor at the Seller’s expense to do so.

4.4                               (a)                                 The Buyer and the Seller shall agree the Working Capital Amount within one month of Completion and the date of their agreement or, if an Independent Accountant is appointed in accordance with Clause 4.4(d), the date of his determination, shall be the “Reconciled Amount Date”.

(b)                                 Unless within 15 Business Days after receipt of the Accounts pursuant to Clause 4.5 the Buyer notifies the Seller in writing of any disagreement relating to the Accounts or the calculation of the Working Capital Amount, the Parties shall be deemed to have accepted the Accounts and the calculation of the Working Capital Amount as accurate.

(c)                                  If within the period of 15 Business Days referred to in Clause 4.4(b) the Buyer notifies the Seller of any disagreement relating to the preparation of the Accounts or the calculation of the Working Capital Amount (“Notice of Disagreement”) and the Parties are able to resolve such disagreement or difference of opinion within five (5) Business Days of the Notice of Disagreement, the Parties shall be deemed to have accepted the Accounts and the calculation of the Working Capital Amount as accurate.

(d)                                 If the Seller and the Buyer are unable to reach agreement within five (5) Business Days after the Notice of Disagreement, the matter in dispute shall, upon written notice from either the Buyer or the Seller to the other (“Referral Notice”) be referred for determination to such independent chartered accountant (“Independent Accountant”): (i) as the Seller and the Buyer may agree in writing within 5 Business Days after the service of the Referral Notice; or (ii) failing such agreement, as the President for the time being of the Institute of Chartered Accountants in England and Wales shall nominate on the application of either the Seller or the Buyer.

(e)                                  The Independent Accountant shall act on the following basis:

(i) the Independent Accountant shall be instructed to notify the Seller and the Buyer of his determination of the matter in dispute within 10 Business Days of such referral; (ii) the Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply and his decision on the matters referred to him shall (in the absence of manifest error) be final and binding on the Seller and the Buyer for the purposes of this Agreement; (iii) the Seller and the Buyer shall be entitled to make written submissions to the Independent Accountant; and (iv) the costs of the Independent Accountant shall be apportioned between the Seller and the Buyer as the Independent Accountant shall direct but each Party shall be responsible for its own costs of presenting its case to the Independent Accountant.

4.5                               Following agreement or determination of the Working Capital Amount, if the Working Capital Amount is: (a) a positive amount, the Buyer shall remit the Working Capital Amount to the Seller within three days of the Reconciled Amount Date; (b) a negative amount, the Seller shall remit the Working Capital Amount to the Buyer within three days of the Reconciled Amount Date; (c) zero, no payment shall be due from the Seller or the Buyer pursuant to this Clause 4.5.

4.6                               Any sums received by the Company or the Buyer following Completion which relate to any amounts receivable within the Retained Assets and Liabilities shall be held on trust for the Seller and the Buyer shall procure in any event that such sums are transferred to the Seller’s Account within three (3) Business Days of receipt.

4.7                               Any sums due by the Company which relate to any amounts owed by it in respect of claims against it within the Retained Assets and Liabilities shall be paid by the Seller to the Buyer and the Seller shall procure in any event that such sums are transferred to the Buyer’s Account no later than the date on which such sums fall due for payment.

5.                                      COMPLETION

5.1                               Subject to the provisions of this Agreement, Completion shall take place at the offices of HSH Nordbank in Piraeus at such date to be agreed in writing by the Seller and the Buyer.

5.2                               At Completion the Seller shall:

(a)                                 deliver the documents and evidence set out in Part 1 of Schedule 4;

(b)                                 procure that resolutions of board meeting of the Company at which the matters identified in Part 3 of Schedule 4 are carried out each duly signed by the Directors;

(c)                                  deliver any other documents referred to in this Agreement as being required to be delivered by the Seller; and

(d)                                 pay an amount equal to the aggregate of all Hires in Advance (unless set off in accordance with Clause 5.4) via electronic transfer to the Buyer’s Account unless at the Seller’s option it decides to deduct and set off such amounts from the payment of the Initial Purchase Price.

5.3                               At Completion the Buyer shall:

(a)                                 pay the Initial Purchase Price (adjusted for any setting off permitted by Clause 5.4, being free and clear from any tax, set off or deduction and ensure that the Seller receives an amount that would otherwise have been received had no such deductions been made and as per the provisions of clause 14.2) via electronic transfer to the Seller’s Account (and such payment shall constitute good discharge to the Buyer in respect of it) in accordance with Clause 4; and

(b)                                 deliver the documents and evidence set out in Part 2 of Schedule 4;

5.4                               Payments required under Clauses 5.2(d) and 5.3(a) may be netted against each other if agreed at any time in advance of Completion by the Buyer and Seller.

5.5                               If the respective obligations of the Seller under Clause 5.2 and of the Buyer under Clause 5.3 are not complied with in any material respect on the Completion Date, the Buyer or the Seller, as the case may be, may, without prejudice to any other rights it has:

(a)                                 proceed to Completion so far as practicable; or

(b)                                 defer Completion to a date no more than ten (10) Business Days after the agreed Completion date; or

(c)                                  terminate this Agreement.

5.6                               The Buyer or the Seller may defer Completion under Clause 5.4 only once, but otherwise this Clause 5 applies to a Completion deferred under that clause as it applies to a Completion that has not been deferred.

5.7                               As soon as reasonably practicable after Completion, but not later than five Business Days, the Seller shall send to the Buyer (at the address referred to in Clause 15.2(b) and at the Seller’s expense the Books and Records except those that are required to be delivered at Completion.

6.                                      CONDUCT OF CLAIMS RELATING TO RETAINED ASSETS AND LIABILITIES

6.1                               Where the Buyer or the Company is entitled to recover from some other person (other than a company in the Retained Group) any sum in respect of amounts receivable, or is liable to any such other person in respect of any claim against it (in each case to the extent such amounts and claims fall with the definition of Retained Assets and Liabilities) the Buyer shall procure that the Company will take such commercially reasonable and prudent action as the Seller may require:

(a)                                 to recover such sums receivable and any sum so recovered will be paid to the Seller, after deduction of all reasonable incurred legal costs and expenses incurred in connection with such recovery;

(b)                                 to avoid, dispute, resist, appeal, contest, defend or compromise any such claim to its reasonable satisfaction and will not pay, accept or compromise any such claim without giving the Seller an opportunity to resist it.

6.2                               The Buyer shall procure that the Company shall:

(a)                                 as soon as reasonably practical notify the Seller in writing of any such claim against it; and

(b)                                 at all times disclose in writing to the Seller all information and documents relating to any claim or matter which gives or may give rise to a relevant claim to enable the Seller at its own expense and in the name of the Company to object to or to contest such claims.

6.3                               The provisions of this Clause apply only to amounts receivable and claims with the definition of Retained Assets and Liabilities and are without prejudice to the provisions of Schedule 6 in relation to Claims.

7.                                      CONFIDENTIALITY AND ANNOUNCEMENTS

7.1                               The Seller undertakes to the Buyer to keep confidential the terms of this Agreement and all information which it has acquired about the Buyer’s Group (as such Group is constituted immediately before Completion) and the Companies and to use the information only for the purposes contemplated by this Agreement.

7.2                               The Buyer undertakes to the Seller to keep confidential the terms of this Agreement and all information that it has acquired about the Seller or the Retained Group and to use the information only for the purposes contemplated by this Agreement.

7.3                               The Seller and the Buyer does not have to keep confidential or restrict its use of information about the Company after Completion.

7.4                               A Party does not have to keep confidential or to restrict its use of:

(a)                                 information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Agreement; or

(b)                                 information that it receives from a source not connected with the Party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

7.5                               Any Party may disclose any information that it is otherwise required keeping confidential under this Clause 7:

(a)                                 to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction, if the disclosing Party procures that the people to whom the information is disclosed keep it confidential as if they were that Party; or

(b)                                 with the written consent of the other Party; or

(c)                                  to confirm that the Transaction has taken place and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement); or

(d)                                 to the extent that the disclosure is required:

(i)                                     by law; or

(ii)                                  by a regulatory body, Taxation Authority or securities exchange; or

(iii)                               to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange (including related authorities); or

(iv)                              under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)                                 to protect the disclosing Party’s interest in any legal proceedings,

but in relation to (d) (except for securities exchange and related authorities) shall use reasonable endeavors to consult the other Parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

7.6                               Each Party shall supply any other Party with any information about itself, its Group or this Agreement as such other Party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange (including related authorities) to which such other Party is subject.

8.                                      WARRANTIES

8.1                               The Seller warrants to the Buyer that each of its Seller’s Warranties are true in all material respects on the date of this Agreement and the Completion Date except as Disclosed in the Disclosure Letter.

8.2                               The Buyer warrants to the Seller that the Buyer’s Warranties are true in all material respects on the date of this Agreement and the Completion Date.

8.3                               Seller Warranties qualified by the expression so far as the Seller is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made due and careful enquiries.

8.4                               Each of the Seller Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Seller Warranty or any other provision in this Agreement.

8.5                               The Buyer warrants to the Seller that:

(a)                                 it is duly incorporated and validly existing under its laws of incorporation;

(b)                                 the Buyer has the requisite power and authority to enter into and perform this Agreement and the other documents referred to in it;

(c)                                  this Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer in the terms of this Agreement and such other documents;

(d)                                 compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a material default under any of the following:

(i)                                     any agreement or instrument to which the Buyer is bound; or

(ii)                                  any order, judgment, decree or other restriction applicable to the Buyer; and

(e)                                  it is not insolvent and no step has been taken in any jurisdiction to initiate any process by or under which:

(i)                                     the ability of its creditors to take any action to enforce their debts is suspended, restricted or prevented; or

(ii)                                  some or all of its creditors accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Buyer; or

(iii)                               a person is appointed to manage the affairs, business and assets of the Buyer; or

(iv)                              the holder of a charge over all or any of the Buyer’s assets or is appointed to control the business and/or all or any assets of the Buyer.

9.                                      INDEMNITY

The Seller shall indemnify the Buyer and the Company and keep them fully indemnified against all claims, damages, losses, costs (including legal and other professional costs reasonably incurred) and liabilities whatsoever which may arise directly out of or be occasioned or suffered in consequence of, or in connection with the Vessel, the Charter and the Company for the period prior to the Completion Date (the “Indemnity”).

10.                               FURTHER ASSURANCE

The Seller shall insofar as it is able to do so after Completion and at the Seller’s expense execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

11.                               ASSIGNMENT

11.1                        Except as provided otherwise in this Agreement, no Party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

11.2                        Each Party shall be entitled to assign its right to receive payments under this Agreement to a financial institution by way of security.

11.3                        Each Party that has rights under this Agreement is acting on its own behalf and not for the benefit of another person.

12.                               ENTIRE AGREEMENT

This Agreement, a side letter to be entered into between the Seller and the Buyer relating to the payments to be made at Completion and any other documents referred to in this Agreement, constitute the entire Agreement between the Parties and supersede and extinguish all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

13.                               VARIATION AND WAIVER

13.1                        Any variation of this Agreement shall be in writing and signed by or on behalf of each Party.

13.2                        Any waiver of any right under this Agreement is only effective if it is in writing and signed by the waiving or consenting Party and it applies only in the circumstances for which it is given and shall not prevent the Party who has given the waiver from subsequently relying on the provision it has waived.

13.3                        No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

13.4                        No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

13.5                        Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

14.                               COSTS

14.1                        Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the Party that incurred those costs.

14.2                        Unless otherwise provided, all payments made by a Party under this Agreement shall be:

(a)                                 made without set-off or counterclaim; and

(b)                                 free and clear of, and without deduction for any taxes (existing or future) unless that Party is required by law to pay such amount subject to such tax.

14.3                        If a Party is required to make a payment under this Agreement subject to any tax, it shall pay the other Party an additional amount to ensure that it receives the full amount that it would have received had such payment not been subject to such tax.

15.                               NOTICE

15.1                        A notice given under this Agreement:

(a)                                 shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)                                 shall be sent for the attention of the person, and to the address or fax number, specified in this Clause 15 (or such other address, fax number or person as each Party may notify to the others in accordance with the provisions of this Clause 15); and

(c)                                   shall be:

(i)                                     delivered personally; or

(ii)                                  sent by fax; or

(iii)                               sent by pre-paid first-class post or recorded delivery; or

(iv)                              (if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.

15.2                        The addresses for service of notice are:

(a)                                 STARBOARD HOLDING CO.

(i)                                     address: c/o Bairactaris & Partners, 130 Kolokotroni street, 18536 Piraeus, Greece

(ii)                                  for the attention of: Vangelis Bairactaris,

(iii)                               fax number: +30210 4284627.

(b)                                 LR HOLDING LIMITED

(i)                                     address: c/o Empire Navigation Inc., 88 Vouliagmenis Avenue, Elliniko 16777 Athens, Greece,

(ii)                                  for the attention of: Theodore M Kokkinis, Senior Counsel

(iii)                               fax number: + 30 211 9604210.

15.3                        A notice is deemed to have been received:

(a)                                 if delivered personally, at the time of delivery; or

(b)                                 in the case of fax, at the time of transmission; or

(c)                                  in the case of pre-paid first class post or recorded delivery, five (5) Business Days from the date of posting; or

(d)                                 in the case of registered airmail, ten (10) Business Days from the date of posting; or

(e)                                  if deemed receipt under the previous paragraphs of this Clause 15.3 is not within business hours (meaning 9.00 am to 17.00 pm Monday to Friday on a day that is a Business Day), when business next starts in the place of receipt and all references to time are to local time in the place of deemed receipt.

15.4                        To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the Party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

16.                               LIABILITY

16.1                        Where in this Agreement any liability is undertaken by two or more persons, the liability of each of them shall be joint and several.

16.2                        Notwithstanding anything else to the contrary set forth in this Agreement, no Party shall be liable to the other Parties for indirect, consequential, punitive or other special damages or damages for loss of profits or revenue, incurred by a Party or any third Party, whether in an action in contract or tort or otherwise even if such Party has been advised of the possibility of such damages.

17.                               SEVERANCE

17.1                        If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

17.2                        If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

18.                               AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

19.                               THIRD PARTY RIGHTS

The Parties to this Agreement do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party.

20.                               SUCCESSORS

The rights and obligations of the Seller and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

21.                               COUNTERPARTS

21.1                        This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document.

21.2                        Transmission of an executed counterpart of this Agreement of the executed signature page of a counterpart of this Agreement (a) by fax or (b) by e-mail (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the Agreement so made, each Party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

21.3                        No counterpart shall be effective until each Party has executed at least one counterpart.

22.                               LANGUAGE

If this Agreement is translated into any language other than English, the English language text shall prevail.

23.                               GOVERNING LAW AND JURISDICTION

23.1                        This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with English law.

23.2                        The Parties hereby submit to and irrevocably agree that any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) will be resolved by arbitration in London Maritime Arbitrators Association (“LMAA”) in accordance with English Law and LMAA’s then prevailing arbitration rules.

Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the “Arbitration Board”) for the settlement of such dispute. In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to any court in England or other official organization in England having jurisdiction in such matter to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, unless appealed by either parties, shall be final, conclusive and binding upon the parties hereto.

23.3                        The Seller irrevocably appoints DLA PIPER LLP of DLA Piper UK LLP, 3 Noble street, London, EC2V7EE, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

23.4                        The Buyer irrevocably appoints Empire Navigation (UK) Limited of 61 Brompton Road, London SW3 LDP, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

24.                               BUYER’S BOD APPROVAL — IPO

This Agreement remains subject to becoming effective on the Effective Date. This Agreement remains further subject and conditional upon completion of the Issuer having a minimum Raised Equity (i.e. any unrestricted cash contributed to the Issuer in exchange of shares) of US$ 160M (One Hundred and Sixty Million) (the “Minimum Raised Equity”) and the Buyer’s Board of Directors’ approval to be lifted by no later than 30 September, 2014 or such later date as may be agreed by both Parties in writing. If the Minimum Raised Equity threshold is not satisfied, then this Agreement (including the Transaction as a whole) will be null and void, of no further effect and all rights that any of the Parties might have against each other will be extinguished

25. BAREBOAT CHARTERER CONSENT AND COOPERATION

Immediately following signing of this Agreement by both Parties, the Seller undertakes to notify the Bareboat Charterer of the terms of this Agreement and exercise best efforts to obtain all necessary consents under the Charter in form and substance satisfactory to the Buyer and its financiers. (the “Consents”) The Consents should be obtained within August 2014 and will include but not be limited to allowing the Buyer to register a new mortgage on the Vessel. This Agreement will become effective upon obtaining the Consents. (the “Effective Date”) Each of the Seller and the Buyer hereby acknowledges and agrees to work closely together with relevant Bareboat Charterer and their respective financiers, thus allowing the Buyer to complete all necessary financing arrangements by the end of August, 2014 at the latest.

26. COMMISSION

Following Completion, each Party undertakes to settle the Commission.

AS WITNESS the hands of the duly authorised representatives of the Parties hereto the day and year first before written.

SIGNED for and on behalf of
Starboard Holding Co.
by [Illegible]
its duly appointed
attorney-in-fact
in the presence of: Polyxen: [Illegible]

SIGNED for and on behalf of
LR HOLDING LIMITED
by [Illegible]
its duly authorised
attorney-in-fact
in the presence of:

[ILLEGIBLE]
ATTORNEY AT LAW
Piraeus Bar Assn. No 1535
DANIOLOS LAW FIRM
13, Defteras Merarchias Street
Piraeus 185 35
Tel +30 210 4138 800 • Fax +30 210 4138 809

SCHEDULE 1

PART A-PARTICULARS OF THE COMPANY

Name:	Pasha Finance Inc.

Country of Incorporation:	Republic of the Marshall Islands

Registration number:	27363

Registered office:	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH 96960

Maximum amount of shares that are authorised under the articles of incorporation of the Subsidiary Amount: US$ Divided into:	100 No par value 100

Issued shares and stated capital	100 registered shares Stated Capital of US$ 0

Registered shareholders (and number of shares held):	Starboard Holdings Co. 100 shares

Directors:	Director-President: Nicollo Benvenuti Director-Secretary-Treasurer: George Papadopoulos

Secretary:	as above

Auditor	PriceWaterhouse Coopers - Greece

Registered Charges	First Priority Mortgage in favour HSH Nordbank

PART B-THE VESSEL

Owner:	Pasha Finance Inc.

Name of vessel:	MT Cape Talara

Flag state:	Marshall Islands

IMO number:	9569994

Registered official number:	3898

Classification:	Highest

Classification Society:	DNV-GL

Charter description:

Bare Boat Charter 8 years from delivery (delivery date was: 30 April 2010) plus 1 year plus 1 year at charterers’ option. Daily rate US$15.750 gross. Charterers’ Purchase option from year 6 from delivery.

SCHEDULE 2

CONDITIONS

1.                                      The passing at a board meeting of the Seller of an effective resolution or resolutions approving the terms of, and authorising the execution of this Agreement.

2.                                      All consents (including but not limited to the Consents), authorisations or similar clearances required by any government, regulatory body or authority, any other person (including but not limited to the Bareboat Charterer) for Completion being granted in terms reasonably satisfactory to the Parties.

3.                                      The Seller procuring termination of all contracts as listed in the Disclosure Letter between the Company and certain third parties.

4.                                      The Seller procuring releases from all loan balances between the Company on the one hand and any company in the Retained Group on the other.

5.                                      No Material Adverse Change having occurred.

6.                                      The agreement of the security trustee or agent under the Loan Agreement to releasing, on the condition of the Completion and receipt of the Initial Purchase Price in the nominated account of the Seller, (i) the Company from its respective obligations under the Loan Agreement and the other Finance Documents (as defined in the Loan Agreement); and (ii) any security granted by the Company in respect of the Loan Agreement over the Pasha Share and the Vessel.

7.                                      The IPO being completed on terms satisfactory to the Buyer.

8.                                      The Seller delivering to the Buyer evidence dated no earlier than 2 Business Days prior to the Completion Date in respect of the Vessel showing that the Vessel is classed with the classification shown in Part B of Schedule 1 free from (a) any condition that would cause any such Vessel’s class to be suspended or withdrawn and (b) average damage affecting the Vessel’s class. For the avoidance of doubt, the provisions of this section 8 of Schedule 2 are without prejudice to the provisions of section 1.1(e) of Schedule 4 (Part I).

9.                                      The Seller delivering to the Buyer the Disclosure Letter for Buyer’s review and any comments that it might have.

SCHEDULE 3

Pre-Completion Undertakings

1.                                      The Seller undertakes to the Buyer that, from the date of this Agreement to Completion, the Company shall, except as permitted under this Agreement or any document referred to in this Agreement or with the prior written consent of the Buyer, and to the extent permitted under applicable laws or regulation:

1.1                               not reduce, repay, redeem or re-purchase any of its share capital or modify the rights attached to any of its shares or allot or issue or agree to allot or issue any shares or any securities to any person other than the Seller or grant or agree to grant rights which confer on any person other than the Seller any right to acquire any shares or other such interest;

1.2                               maintain its corporate existence that it shall not take any action or step to enter into any insolvency proceedings, including by appointing a liquidator or an administrator or entering into any arrangement with any of its creditors;

1.3                               not acquire or dispose of, or agree to acquire or dispose of, the Vessel or any other asset except in the usual and ordinary course of its trade nor assume or incur a liability, obligation or expense (actual or contingent) except in the usual and ordinary course of its trade and on normal arm’s length terms;

1.4                               not take any action which is inconsistent with the provisions of this Agreement or which would constitute a breach of this Agreement;

1.5                               not incur any new expenditure in connection with the Vessel in excess of US$ 25,000, save in the case of an emergency;

1.6                               not enter into any new contracts in relation to the Vessel without the consent of the Buyer such consent not to be unreasonably withheld or delayed.

1.8                               use their respective best endeavours to maintain in force, without material amendment, each of its insurance policies and not do, or omit to do, anything which might:

(i)             make any of the policies void or voidable;

(ii)          entitle any of the insurers under any of the policies to refuse indemnity in relation to particular claims in whole or in part;

(iii)       result in an increase in the premium payable under any of the policies; or

(iv)      prejudice the ability to effect insurance, on the same or better terms, in the future,

provided that this shall not prevent the notification to insurers of claims in circumstances which might give rise to claims under any of the policies in accordance with the terms of the relevant policies;

1.9                               not enter (without the consent of the Buyer, such consent not to be unreasonably withheld or delayed) into any borrowing or other financing or any lending commitments, being in each case commitments which are outside the ordinary course of its business or which exceed US$ 25,000 unless such borrowings are to be settled prior to or on Completion;

1.10                        not give any guarantee, indemnity or security with respect to another person’s obligation;

1.11                        not create any Encumbrance over its business or any of its assets except as arising by operation of law and in the usual and ordinary course of its trade;

1.12                        not make any admission of liability or any agreement, settlement or compromise in respect of any individual claims, disputes or litigation with any person, body or authority where the amount in dispute is in excess of US$ 25,000; or

1.13                        not enter into any agreement to do any of the foregoing.

2.                                      The Seller further undertakes to the Buyer that, from the date of this Agreement to Completion, it shall (without prejudice to its obligations in paragraph 1 above):

2.1                               consult in good faith with the Buyer on any action or decision which the Seller is proposing to take or make which, if so taken or made, is or is reasonably likely to be, material to the operation of the Company; and

2.2                               provide the Buyer and its agents, representatives and advisers with reasonable access to the Company and its records (and to inspect and take copies of the latter at their own expense) and provide the Buyer and its agents, representatives and advisers with such other information about the Company and the Vessel as the Buyer shall reasonably request.

3.                                      The Seller shall as soon as reasonably practicable disclose to the Buyer in writing any matter or thing which arises or becomes known to it before Completion which is or might reasonably be expected to constitute a breach of, any of the Seller’s Warranties or Pre-Completion Undertakings, or which is a breach of, or may otherwise give rise to a claim under, any other provision of this Agreement.

4.                                      The Seller shall as soon as reasonably practicable disclose to the Buyer in writing any matter or thing which arises or may arise or become known to it before Completion which has, or is likely to have, a material and/or adverse effect on the Business as presently conducted, or on the financial or trading position or prospects of the Company.

5.                                      The Seller shall continue updating the Disclosure Letter throughout to Completion.

6.                                      The required Consents of the Bareboat Charterers under the Charter for the Vessel shall have been obtained on terms reasonably acceptable to Buyer and satisfactory evidence thereof shall have been provided to the Buyer by the end of August, 2014 at the latest.

SCHEDULE 4

COMPLETION

PART I

WHAT THE SELLER SHALL DELIVER TO THE BUYER AT COMPLETION

1.                                     At Completion, the Seller will deliver or cause to be delivered to the Buyer the following in original form:

(a)                                 instruments of transfer duly executed by the Seller to the Buyer or its nominee of the Pasha Share sold by it, together with the original share certificates for the Pasha Share;

(b)                                 any power of attorney under which any document is executed on its behalf;

(c)                                  a certificates of goodstanding in respect of the Company issued by the relevant Marshall Islands authority;

(d)                                 evidence to the Buyer’s satisfaction of the authority of any person signing on its behalf.

(e)                                  a Class Maintenance Certificate issued by each Vessel’s Classification Society confirming that the Vessel fully maintains her Class without any recommendations/conditions. This certificate to be issued after any underwater survey (in Buyer’s option) and be dated not more than two days prior to the Completion Date;

(f)                                   The Disclosure Letter in its final form accompanied with a full set of all disclosures made throughout duly executed and stamped by the Seller’s authorized representative;

(g)                                  The delivery documentation at the time of the Vessel’s acquisition by the Company (including but not limited to relevant bill of sale and all other ancillary documents);

2.                                             At Completion, the Seller will deliver to the Buyer:

(a)                                 originals of the articles of incorporation, bylaws, proxy of incorporator, corporate seals, all statutory and minute and other record books and share certificate books of the Company in current use;

(b)                                 definitive certificates in respect of all shares owned by the Company (if any);

(c)                                  the written resignations of all officers and directors of the Company executed as deeds;

(d)                                 a list of all bank accounts maintained by the Company;

(f)                                   bank statements evidencing the amount of Cash in Account at close of business on the Business Day preceding the Completion Date; and

(g)                                  a notice to the Bareboat Charterers notifying them of the transfer of shares as contemplated by this Agreement duly executed and stamped by or on behalf of the Seller.

PART2

WHAT THE BUYER SHALL DELIVER TO THE SELLER AT COMPLETION

1.                                      At Completion, the Buyer shall deliver to the Seller certified copies of resolutions passed at a meeting of the board of directors of the Buyer approving the terms of, and authorising the execution of, this Agreement;

2.                                      any power of attorney under which any document is executed on its behalf;

3.                                      Certificate of goodstanding;

PART3

MATTERS FOR THE BOARD MEETINGS AT COMPLETION

1.                                      The Seller shall provide to the Buyer resolutions of board meetings of the Company, at which the following matters shall take place:

(a)                            the directors of the respective Company will approve the transfers of the relevant Pasha Share for registration and the entry of the Buyer in the register of members, in each case subject only to the transfers being subsequently presented duly stamped by the Buyer; and

(b)                            all existing mandates for the operation of bank accounts of the Companies will be revoked.

SCHEDULE 5

SELLER’S WARRANTIES

The Seller warrants to the Buyer as follows:

1.                            The Pasha Share

1.1                     The Pasha Share constitutes the entire issued and allotted share capital of Pasha Finance Inc. and is fully paid up.

1.2                     Immediately before Completion the Seller will be the legal and beneficial owner of the Pasha Share.

1.3                     Save as Disclosed, there is no Encumbrance on, over or affecting the Pasha Share and there is no agreement or commitment to give or create any such Encumbrance.

2.                            Constitution of the Company

2.1                     The information set out in Schedule 1 is complete and accurate in all respects.

2.2                     The Company has been duly incorporated and is validly existing as a company with limited liability under the laws of its country of incorporation.

2.3                     The copy of the constitution of the Company in the Disclosure Letter is true and complete copy, and the Company has complied with all the provisions of its constitution.

2.4                     No person has the right (whether exercisable now or in future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the Company under any option or other agreement or otherwise howsoever.

2.5                     The Company has no subsidiaries or any interest in any body corporate or joint venture.

3.                            Powers and obligations of the Seller

3.1                     The Seller is duly incorporated and is validly existing as a company with limited liability under the laws of its country of incorporation.

3.2                     As at the date of this Agreement, it is not aware of any fact, matter or circumstance causing any of the Seller Warranties to be breached other than as Disclosed.

3.3                     The Seller has the requisite power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and the other documents referred to in it.

3.4                     This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of this Agreement and such other documents.

3.5                     Immediately before Completion the Seller will be entitled to sell and transfer the full legal and beneficial ownership in the Pasha Share to the Buyer on the terms set out in this Agreement.

3.6                     Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a material default under any of the following:

(a)                                 any agreement or instrument to which the Seller is bound; or

(b)                                 any order, judgment, decree or other restriction applicable to the Seller.

3.7                     The Seller has obtained and complied with all licences and other approvals required for or in connection with the execution of this Agreement.

4.                            Compliance with legal requirements

4.1                     The Company complies with all applicable laws and regulations of its place or incorporation and with all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption applicable to it.

4.2                     The Company has obtained all licences, permissions, consents and other approvals required for or in connection with the carrying on of its business in the places and in the manner in which business is now carried on; such licences, permissions, consents and approvals are in full force and effect.

4.3                     The Company has not been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any governmental, administrative or regulatory body.

4.4                     The Company has not entered into any agreement or other contractual arrangement in connection with the energy, shipping or shipbuilding sector of Iran, since NDAA legislation came into effect on July 1st, 2013.

5.                            Vessel

5.1                     The information set out in Part B of Schedule 1 is complete and accurate in all respects.

5.2                     Save as Disclosed, the Vessel:

(a)                                 is the absolute property of the Company which owns it and as of Completion will be free from any mortgage, charge, lien, bill of sale or other Encumbrance;

(b)                                 is not the subject of any leasing, hiring or hire purchase agreement or agreement for payment on deferred terms or assignment or factoring licensing or other similar agreement (except the Charter);

(c)                                  is in the possession or under the control of the Company which owns it, as set out in Part B of Schedule 1; and

(d)                                 is properly registered in the ship registry which applies to it.

5.3                     Save as Disclosed, in respect of the Vessel:

(a)                                 the Vessel’s country and port of registry, IMO number, registered official number, registered ownership and classification are as specified in Part B of Schedule 1;

(b)                                 all class records are properly maintained and up to date, and there are no recommendations or notations outstanding;

(c)                                  all survey cycles are up to date;

(d)                                 the relevant Company listed in Part B of Schedule 1 as the owner of the Vessel has good legal and beneficial title to the Vessel;

(e)                                  as at Completion there will be no subsisting mortgages, charges or other Encumbrances in respect the Vessel, her earnings or insurances;

(f)                                   there are no charterparties in respect of the Vessel entered into by or on behalf of the relevant owner of the Vessel, except for the Charter specified in Part B of Schedule 1.

5.4                     So far as the Seller is aware the Vessel:

(a)                                 is free from arrest or, so far as the Seller is aware, is free from any risk or possibility of arrest to the extent not covered by the Indemnity;

(b)                                 is operationally seaworthy and fit for service;

(c)                                  is not subject to any subsisting option granted by the Seller or any member of the Seller’s Group to sell or charter out the Vessel, except under the Charter;

(d)                                 is not black listed by any country or the Arab Boycott League or any other national/international organisation and is not in breach of any sanctions imposed by the United Nations, the European Union, the United Kingdom, the United States of America, the Russian Federation or the People’s Republic of China;

(e)                                  is not subject to any arrangement for the pooling of revenues by the Seller or any member of Seller’s Group with any other party.

5.5                     The Company is not a party to any option or obligation to purchase or charter in or acquire any other vessel (whether conditional or not). There are no commissions or other payments in respect of any charter other than those referred to in it.

5.6                     So far as the Seller is aware, all of the Vessels’ equipment and machinery (which includes all mechanical, electrical, hydraulic and oil burning items of equipment and machinery of whatsoever function) on board the Vessel and material to the function of the Vessel complies with all relevant safety regulations and where relevant is the subject of a fully maintained current certificate of inspection issued by the classification society or the relevant flag state authority or appropriate independent inspection body.

5.7                     So far as the Seller is aware no Vessel has, since its last dry-docking, touched bottom or been involved in any collision or other accident or any other incident which may affect class.

5.8                     Inspection and Delivery

(i)                  The Buyer have inspected the Vessel in Houston, Texas on 27.06.2014 and accepted the Vessel’s condition. (the “Pre-Purchase Inspection”) The Buyer have also inspected and accepted the Vessel’s classification records and the Buyer have accepted the Vessel following the Pre-Purchase Inspection and the Completion is, subject only to the terms and conditions of this Agreement, outright and definite.

(ii)               The Buyer acknowledges that the Seller made no representations or warranties in respect of the condition of the Vessel or any part thereof and hereby waive all its rights in respect of any warranty (other that any Seller’s Warranties given under this Agreement and/or any other representation, undertaking or disclosure made, which induced the Buyer to enter into this Agreement) or condition implied, on the part of the Seller and all (except claims due to causes that occurred prior to Completion) claims against the Seller arising out of the operation or performance of the Vessel (including in respect of the seaworthiness of the Vessel). In particular, and without prejudice to the generality of the foregoing, the Seller shall be under no liability whatsoever, howsoever arising, in respect of the injury, death, loss or damage of or to or in connection with the Vessel or any person (which expression includes, without prejudice to the generality thereof, states, governments, municipalities and local authorities) or property whatsoever, whether on board the Vessel or elsewhere, and irrespective of whether such injury, death, loss or damage arising from the un-seaworthiness of the Vessel. Nothing in this clause shall limit or exclude any liability for fraud, deceit, misconduct, negligence or misrepresentation. This subsection 5.8(ii) is acknowledged by the Buyer without prejudice to any rights that the Buyer might have under the Seller’s Warranties and/or any other provision of this Agreement, including but not limited to the Indemnity.

5.9                     So far as the Seller is aware, the Vessel complies with all applicable international conventions, all applicable laws, regulations and other requirements of the country of the Vessel’s registry and the country and ports to which the Vessel trades. The conventions, laws, regulations and requirements referred to in this clause include conventions, laws, regulations and the requirements concerning ship size, ship design, safety, operation of ship equipment, navigation, certification of seamen, pollution and all other matters concerning the safe construction, operation and maintenance of ships.

5.10              So far as the Seller is aware the Vessel has not, in the last 24 months, been detained or fined or, so far as the Seller is aware, threatened with detention or fines by reason of any actual or alleged breach of any maritime, local or international law or by any port authority inspectorate or port state control inspector nor, so far as the Seller is aware, has any of the Vessels been refused entry to any port.

5.11              So far as the Seller is aware, since the Vessel’s delivery to the Company, there have been no crew deaths or serious illness arising from health or hygiene matters on board or any serious injuries on board the Vessel.

5.12              The following information contained in the Disclosure Letter in respect of the Vessel is true, accurate, complete in all respects and not misleading in any material respect:

(a)                                 copies of current ship surveys;

(b)                                 copies of any charter arrangements (whether to or by the Company) of (including options); and

(c)                                  copies of ship management agreements and details of any pending material insurance claims.

5.13              So far as the Seller is aware the Vessel has at all times been insured:

(a)                                 against fire and usual marine risks (including excess risks, blocking and trapping) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its fair market value;

(b)                                 against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the relevant Vessel and a freight, demurrage and defence cover.

5.14              In relation to the Vessel, so far as the Seller is aware:

(a)                                 all applicable Environmental Laws have been complied with;

(b)                                 all applicable Environmental Approvals have been obtained and complied with;

(c)                        no notice of its non-compliance with any Environmental Law or Environmental Approval has been received by the Company or any of its affiliates;

(d)                       there are no Environmental Claims currently being brought against the Company owning the Vessel or any of their affiliates;

(e)                        there are no Environmental Claims pending or threatened against the Company owning the Vessel or any of their affiliates; and

(f)                         there has been no act or omission, accident or the like in the course of the use of the Vessel which has caused any environmental pollution or any sort for which any Sale Group Company or any operator or manager of any Vessel might be held liable or in respect of which any action, including but not limited to Environmental Claims, may be taken against the Vessel, the Company or any of its affiliates.

in this paragraph 5.14:

Environmental Approvals means consents, authorisations, licences and approvals of any governmental or public body or authorities or courts required in relation to each Vessel under the Environmental Laws;

Environmental Claim means any and all enforcement, clean-up, removal or other governmental or regulatory action, order or claim instituted or made pursuant to any Environmental Law or Environmental Approval or otherwise; and

Environmental Laws means any national or international laws, rules, treaties and conventions concerning pollution or the protection of human health or the environment

6.                            Contracts

6.1                     The Seller has supplied to the Buyer complete, up-to-date and accurate copies of all contracts to which the Company is a party under which it (whether as principal or agent) provides or receives goods or services (including, without limitation, agency or management agreements) (together, the Contracts).

6.2                     The Company has no offer, bid, tender or proposal outstanding which by the acceptance or other act of some other person would give rise to any contract other than the Contracts.

6.3                     With regard to each of the Contracts, the Company has and, so far as the Seller is aware, each counterparty to such Contract has, complied with and is in compliance with its obligations under such Contract in all material respects.

7.                            Connected party transactions

Other than agreements or arrangements to be terminated at Completion, there are no agreements or arrangements between the Company and any member of the Seller’s Group for the supply of any goods or services or the use by one company of the property, rights or assets of the other.

8.                            Litigation

8.1                     The Company is not engaged in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); and so far as the Seller is aware, no such matters are pending or threatened.

8.2                     There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Company or any person for whose acts the Company may be vicariously liable.

9.                            Insolvency

9.1                     Neither the Company nor the Seller is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the company concerned.

9.2                     Neither the Company nor the Seller has stopped payment of its debts as they fall due.

9.3                     No step has been taken in any jurisdiction to initiate any process by or under which:

(a)                                 the ability of the creditors of the Company or the Seller to take any action to enforce their debts is suspended, restricted or prevented; or

(b)                                 some or all of the creditors of the Company or the Seller accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or the Seller; or

(c)                                  a person is appointed to manage the affairs, business and assets of the Company or the Seller; or

(d)                                 the holder of a charge over all or any of the Company’s or the Seller’s assets is appointed to control the business and/or all or any assets of the Company or the Seller.

9.3                     Neither the Company nor the Seller has been dissolved or entered into liquidation, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction.

9.4                     So far as the Seller is aware, no circumstances have arisen which are likely to result in a transaction to which the Company or the Seller is a party being set aside.

10.                     Taxation

All Taxation for which the Company is liable, the due date for payment of which is on or before Completion has been or will be paid prior to Completion.

SCHEDULE 6

CONDUCT OF CLAIMS

1.                            Conduct of third party claims

1.1                     The Buyer shall or procure that the Company shall inform the Seller in writing of any claim by any third party (“Third Party Claim”) which comes to the notice of the Buyer or any other member of the Buyer’s Group whereby it appears that the Seller is likely to become liable under any Claim within one month from the day on which such Third Party Claim comes to the notice of the Buyer or other member of the Buyer’s Group.

1.2                     Subject to the Buyer being indemnified and secured to its satisfaction in accordance with paragraph 1.4 of this Schedule:

(a)                                 the Buyer shall, and shall procure that the Company shall, take such action and give such information and assistance as the Seller may reasonably request in writing to avoid, dispute, resist, mitigate, compromise, or defend any Third Party Claim and to appeal against any judgment given in respect thereof including (without limitation) applying to postpone so far as legally possible the payment of any Taxation; and

(b)                                 on the written request of the Seller, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (“Proceedings”) shall be delegated to the Seller. For this purpose, the Buyer shall give or procure to be given to the Seller all such assistance as the Seller may reasonably require and shall appoint such solicitors and other professional advisers as the Seller may nominate to act of behalf of the Buyer or the Companies in accordance with the Seller’s reasonable instructions.

1.3                     Where Proceedings are delegated to the Seller in accordance with paragraph 1.2(b) of this Schedule:

(a)                                 the Seller shall keep the Buyer fully and properly informed of the Proceedings, shall consult with the Buyer on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Buyer in relation to such Proceedings; and

(b)                                 the Seller shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed, and provided always that, in the event of the Buyer refusing approval of such settlement or compromise, the Seller shall have no liability in respect of any Claim arising there from in excess of the figure at which it could have settled or compromised the Third Party Claim and the Buyer shall be liable for any costs incurred since the proposed date of settlement or compromise.

1.4                     The Seller shall indemnify and secure the Buyer to its reasonable satisfaction in respect of all costs, charges and expenses reasonably and properly incurred by the Buyer as a consequence of any actions taken at the request of the Seller pursuant to paragraph 1.2(b) of this Schedule.

2.                            Contingent liabilities

If any Claim arises by reason of some liability of the Company which, at the time such Claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, the Seller shall be under no obligation to make any payment in respect of such breach or Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be.

SCHEDULE 7

RETAINED CLAIMS

THE SELLER CONFIRMS THAT THERE ARE NONE WHATSOEVER

SCHEDULE 8

BAREBOAT CHARTER